Exhibit 1 - Press Release
Immediate

     Michael J. Monroe, Media Relations - 215.761.6133

          CIGNA Corporation Adopts New Shareholder Rights Agreement Declares Distribution of Preferred Share Purchase Rights


     Philadelphia, PA, July 23, 1997 -- The Board of Directors of CIGNA Corporation (NYSE: CI), today adopted a new shareholder rights agreement and declared a distribution of one preferred share purchase right on each outstanding share of common stock to shareholders of record as of August 4, 1997. These rights also will attach to newly issued shares after that date. The new agreement replaces CIGNA's original agreement, which was adopted in 1987 and will expire on August 4.

     CIGNA CEO Wilson H. Taylor said, "The rights are designed to ensure that all of CIGNA's shareholders receive maximum value in the event of a change of control or takeover of the company by addressing actions by hostile acquirors. In a Board-approved acquisition of the company, the Board retains the power to redeem the rights."

     Mr. Taylor noted a 1995 analysis completed by the investment banking firm J.P. Morgan indicates that shareholders have received higher premiums than originally offered for firms with shareholder rights plans in place.

     Under the plan, the rights would be exercisable only if a person or group acquired 10 percent or more of CIGNA's outstanding common shares in a transaction that is not approved by the Company's Board. In such an event, all holders of common shares, other than the buyer, could exercise their rights and purchase common shares at a discount. If the Company is acquired in a merger after such an acquisition, all rights holders, except the buyer, also will be entitled to purchase stock in the buyer at a discount.

     Details of the rights agreement are outlined in a letter that is being mailed to all shareholders. The dividend distribution of rights will be made on August 4, 1997, payable to shareholders of record as of 5:00 p.m., eastern daylight time, on August 4, 1997. The rights will expire after 10 years.

     CIGNA Corporation, with 1996 assets of $99 billion and revenues of $19 billion, is a leading provider of health care, insurance and related financial services throughout the United
States and internationally.